UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 21, 2005

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive

Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2005, we entered into a Securities Purchase Agreement with certain accredited investors, including Solstice Investment Partners LP, for the sale of approximately $5.34 million of common stock and warrants.  Under this agreement, the investors will purchase 1,108,844 shares of common stock at a price of $4.8165 per share.  Each investor will also receive a five-year warrant to purchase one share of common stock at an exercise price of $6.50 per share, subject to certain anti-dilution adjustments, for every five shares of common stock purchased.  After the second anniversary of the closing, we may call for the mandatory exercise of such warrants if the average closing price of our common stock for any 30 consecutive trading days is greater than or equal to $10.00.  Investors in this placement have rights that provide them the opportunity to participate in future financings for a period of two years.

We agreed to register for resale all shares of common stock to be issued in this transaction and all shares of common stock issuable upon exercise of warrants to be issued in this transaction.  If a registration statement is not filed on or before its filing date, or a registration statement is not declared effective on or prior to a required effectiveness date, or after its effective date, a registration statement ceases to be effective for more than an aggregate of 20 trading days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.0% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the Securities Purchase Agreement and on each monthly anniversary of our failure to effect such registration.

In connection with this transaction, we will be required to pay our placement agent and any sub-agents a commission equal to 5 percent of the gross proceeds raised by such agent, and to issue such agents a warrant for the purchase of 5 percent of the shares sold by such agent in the transaction (excluding shares issuable upon exercise of warrants) on the same terms and conditions as the investor warrants.  We agreed to reimburse our placement agent for accountable expenses not to exceed $50,000 and to reimburse the lead investor for $25,000 in expenses.

The foregoing description is qualified in its entirety by reference to the Securities Purchase Agreement which appears as Exhibit 10 hereto.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On October 21, 2005, under the Securities Purchase Agreement described under Item 1.01 above, we issued 1,108,844 shares of common stock to accredited investors, warrants for the purchase of 221,762 shares of common stock to such investors, and warrants for the purchase of 55,436 shares of common stock to our placement agent.  The warrants have the terms and conditions set forth under Item 1.01 above.  If the shares issuable upon exercise of the warrants are not registered for resale at the time of exercise and they are required to be so registered at that time, each warrant allows the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon exercise of the warrant.  We obtained gross proceeds of approximately $5.34 million in cash at the closing.  We paid our placement agent cash commissions of approximately $267,000 and reimbursed the lead investor for $25,000 in expenses.  We have also agreed to reimburse our placement agent for accountable expenses up to $50,000.

The shares and warrants sold at the closing represented approximately 11.8% of Granite City’s outstanding common stock before the issuance.  The net proceeds of the financing will be used for working capital and capital expenditures to fund expansion of Granite City’s ten-store restaurant chain.

The foregoing issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC.  Except as set forth above, no discount or commission was paid in connection with the issuance of the common stock and the warrants.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                  The Securities Purchase Agreement described pursuant to Item 1.01 above appears as Exhibit 10 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: October 21, 2005	By:	/s/ Daniel H. Bauer
Daniel H. Bauer
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10	Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated October 21, 2005.